EXHIBIT 10.38

AVALON MICROELECTRONICS INC.
Amended and Restated Stock Option Plan
December 10, 2010
WHEREAS the Corporation created and implemented a Stock Option Plan dated August 28, 2006 which was amended and restated in October 2010 (collectively, the “Old Plan”);
AND WHEREAS the purpose of this Amended and Restated Stock Option Plan is to give effect to an exchange of each unvested option held by a Participant to acquire Class C or Class D shares of the Corporation under the Old Plan ("Old Option") whereby, immediately upon the completion of the transactions contemplated by that certain agreement under which all of the issued and outstanding shares in the capital of the Corporation were sold to Altera Canada, an indirect wholly-owned subsidiary of Altera  (the “Purchase Agreement”), each Old Option of such Participant is exchanged for an Option (as defined below) and no other consideration;
AND WHEREAS, for each such Participant, the fair market value of the Shares subject to an Option, less the Exercise Price for such Option, is intended to be equal to the fair market value of the Class C shares of the Corporation subject to the Old Option, less the exercise price for such shares under the Old Option;

NOW THEREFORE, the Old Plan is hereby amended as follows, with effect immediately after the completion of the transactions contemplated by the Purchase Agreement.

1	Table of Contents

2	Definitions

3	Establishment of this Plan

3.1	Purpose

3.2	No Employment Rights

3.3	No Other Rights

4	Grant of Option

4.1	Grant

4.2	Limitations on Grant

4.3	Exercise Price

4.4	No Payment on Grant

4.5	Options Record

4.6	Changes in Shares

5	Exercise of Options

6	Vesting of Options

7	Death or Long-Term Disability of Participant

8	Termination of Employment other than For Cause

9	Termination of Employment for Cause

10	Order of Exercise

11	Termination of Option

11.1	Expiration of Exercise Period

11.2	Bankrupt Participant

12	General

12.1	Delivery of Shares

12.2	Consents

12.3	Option Not Transferable

12.4	Administration

12.5	Incapacity

12.6	Amendment and Termination

12.7	Approvals

12.8	No Fractional Shares

12.9	Withholding

2	Definitions
1.In this Plan, unless the context otherwise requires, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.
“Altera” means Altera Corporation, its successors and assigns.
“Altera Canada” means Altera Canada Co., an indirect wholly owned subsidiary of Altera.
“Articles” means the Articles of Incorporation of the Corporation as amended from time to time.
“Board” means the board of directors of the Corporation.

“Cause” shall include but not be limited to the following acts, which, in the reasonable judgment of Altera, an Employee has been found to have engaged in: (i) the Employee committed a fraud, theft, embezzlement or another similar act against the Corporation or any of its Affiliates; (ii) the Employee breached a material term of their employment agreement with the Corporation, if applicable; (iii) the Employee was prosecuted for having committed a serious indictable offence or engaged in other conduct that is materially detrimental or embarrassing to the Corporation or any of its Affiliates; (iv) the Employee compromised any trade secret or violated his or her confidentiality obligations to the Corporation or any of its Affiliates; (v) the Employee breached any non-competition or non-solicitation agreement with the Corporation or any of its Affiliates; or (vi) the Employee engaged in any grossly  negligent act or willful misconduct in the scope of his or her duties for the Corporation or any of its Affiliates.
“Corporation” means Avalon Microelectronics Inc., its successors and assigns, and any reference in this Plan to action by the Corporation means action by or under the authority of the Board or any person or committee that has been designated for that purpose by the Corporation, subject to the overriding rights of Altera Canada under any unanimous shareholder declaration pursuant to which it assumes the responsibilities of the Board.
“Date of Grant” means the date a Participant is granted an Option to purchase Shares as set out in the Options Record.
“Employee” means a person in the full-time or part-time employment of the Corporation and Employees means more than one Employee.
“Exchange” means the NASDAQ Stock Exchange or any other stock exchange upon which the Shares may be listed and posted for trading.
“Exercise Price” means the price per Share payable on the exercise of an Option as set out in the Options Record for such Option.
“Option” means a right to subscribe for one or more Shares pursuant to this Plan.
“Options Record” means the record of Options granted under this Plan, including the number, vesting terms and strike prices thereof, attached hereto as Schedule “A”.
“Options Record Excerpt” means the Options Record excerpted to only contain details of the Options held by a particular Participant.
“Original Grant Date” means the original date of grant under the Old Plan set out in the Options Record for options exercisable into shares in the capital of the Corporation granted to such Participant, such options having been disposed of in connection with the completion of the transactions contemplated in the Purchase Agreement in exchange for Options under this Plan.
“Outstanding Issue” means Shares that are available to be, but have not yet been, issued by Altera pursuant to Options granted by the Corporation.
“Participant” means an Employee who has been granted an Option.
“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a governmental authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Plan” means this stock option plan, including the Options Record, as amended and restated from time to time.
“Prescribed Period” means the prescribed period set out in the notice provided for in Section 5.5 of this Plan, which shall not be Less than 15 days from the date of such notice.
“Shares” means common shares in the capital of Altera, and includes any shares of Altera into which such shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed.
“Vesting Period” means the period(s) referred to in the Options Record that determines when the Participant may exercise Options to subscribe for and purchase Shares.

3	Establishment of this Plan
1.Purpose
The purpose of this Plan is to advance the interests of the Corporation by providing Participants with (a) a financial incentive for the continued improvement of the performance of the Corporation and its Affiliates and (b) encouragement to continue employment with the Corporation or its Affiliates.
2.No Employment Rights
Participation in this Plan does not give any Participant the right to continue as an Employee, or any right or interest in Options or Shares, except to Options or Shares as specifically provided in this Plan as reflected in the Options Record. Nothing in this Plan or in any Option shall be deemed, interpreted or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any of its Affiliates, to extend the employment of any Participant beyond the time at which such Participant would normally be required to retire in accordance with any applicable employment agreement or retirement plan or policy of the Corporation or any of its Affiliates then in effect.
3.No Other Rights
No Participant shall have any of the rights of a shareholder of Altera with respect to any Shares subject to an Option until such Shares have been issued to him or her upon the due exercise of the Option in accordance with the terms of this Plan, including those of the Options Record, and full payment therefor has been made by him or her to Altera.

4	Grant of Option
1.Grant
Subject to the provisions of this Plan, the Corporation may, from time to time in its discretion, determine those Employees to whom Options are to be granted, the number and type of Shares which may be purchased pursuant to such Options, the time or times when such Options shall vest and become exercisable, as well as, if applicable, the conditions that must be met for such vesting to take place, the duration of the exercise period and conditions applicable with respect to the exercise of such Options. A Participant may be granted additional Options under this Plan if the Corporation shall so determine in its absolute discretion.
2.Limitations on Grant
For so long as the Shares are listed and posted for trading on the Exchange, and unless otherwise approved by holders of the majority of voting shares of Altera, the following limitations on the number of Shares for issuance apply:
the number of Shares that may be reserved for issuance at any one time under this Plan shall not exceed ten percent (10%) of the Outstanding Issue at any point in time;
no Option shall be granted which could, under the terms of this Plan and any other share option, share option plan or share purchase plan of the Corporation or any of its Affiliates, result in a Participant acquiring under such plans more than 5% of the issued and outstanding Shares.
3.Exercise Price
At the time the Corporation grants an Option, the Corporation shall fix the Exercise Price of such Option at the time of such grant at the Corporation's sole and absolute discretion.
4.No Payment on Grant
No payment to the Corporation shall be required or made on the grant of an Option.
5.Options Record
The grant of an Option shall be evidenced by the delivery by the Corporation to the Participant, within 30 days of the Date of Grant, of an Options Record Excerpt setting out the terms of such granted Option.
6.Changes in Shares
If the Shares are subdivided, consolidated, converted or reclassified or the number of Shares varies as a result of a stock dividend or of an increase or reduction of the share capital of Altera, the Corporation may adjust one or more of:

1.	the number or class or series of Shares that may be subject to Options at any particular time;

2.	the number or class or series of Shares that are subject to outstanding Options; and

3.	the Exercise Price of outstanding Options, in such manner as the Corporation considers appropriate and proportionate in the circumstances.
Upon notice to a Participant of an adjustment made in accordance with this Section 4.6, the Corporation shall deliver to the Participant an updated Options Record Excerpt reflecting such adjustment.

5	Exercise of Options
1.Subject to any policies adopted by Altera or any of its Affiliates, including the Corporation, regarding trading by insiders or employees of Altera or any of its Affiliates, including the Corporation, as the case may be, a Participant may exercise an Option in whole or in part at any time after the Option vests in accordance with this Plan including the vesting terms set out in the Options Record.
2.Subject to Section 5.1 and the Option terms set out in the Options Record, an Option may be exercised by a Participant, or as provided for in Section 12.3 hereof in the case of death of a Participant or during any period in which a Participant lacks capacity, by such Participant's heirs, executors, administrators or personal representatives, at the applicable times and in the applicable amounts by delivering to the Corporation written notice of exercise of such Option in the form attached hereto as Schedule B, together with payment in full of the Exercise Price for all Shares in respect of which the Option is being exercised.
3.Upon any such exercise of an Option, Altera shall cause the registrar and transfer agent of

Altera to deliver to the Participant exercising such Option, or his or her personal representative in the case of the death of such Participant as contemplated in Section 12.3 (or as such Participant or his or her personal representative may otherwise direct in the written notice of exercise), evidence of the registration of the Shares in respect of which such Option was duly exercised as required hereunder (including payment in full of the applicable Exercise Price) in the name of the Participant or his or her personal representative (or as otherwise directed in the written notice of exercise), representing in the aggregate such number of Shares as such Participant or his or her personal representative shall have then paid for.
4.The Option shall be deemed to have been exercised upon actual receipt by the Corporation of the written notice of exercise, and payment in full of the Exercise Price for such Shares to Altera. Upon exercise, an Option shall be cancelled unless it is only exercised in part.
5.Notwithstanding any other provision of this Plan, the Corporation may at any time, by notice in writing to a Participant, in connection with:

(a)
any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any of its Affiliates, including but not limited to a sale of the shares in the Corporation or any of its Affiliates or dissolution, liquidation or winding-up of the Corporation or any of its Affiliates;

(b)	any proposed merger, amalgamation or other form of corporate reorganization of the Corporation or any of its Affiliates; or

(c)	any transaction or arrangement entered into by the Corporation or any of its Affiliates which would have a similar effect as the transactions referred to in (a) or(b) above.
(in each case, a “Proposed Transaction”) require the Participant to accept termination in accordance with Section 5.6 within a prescribed period (the “Prescribed Period”) set out in said notice.
6.Upon receipt of notice in writing from the Corporation under Section 5.5 and unless limited by Section 5.7, the Participant shall, within the Prescribed Period, elect by notice in writing to the Corporation to accept termination of the Option by either:

(a)	subscribing and paying for all of the Shares then remaining unsubscribed for under an Option that has vested or would otherwise then be exercisable for all the Shares subject to the Option; or

(b)
effect a “cashless exercise”, by applying a portion of the Participant's proceeds from the closing of the Proposed Transaction to the Exercise Price payable by that Participant for the exercise of his or her vested Options, and as applicable, issuing the balance of the shares or paying the balance of the proceeds to the Participant; and

exchange unvested Options or any portion of them for options to purchase shares in the capital of the acquirer or any corporation that results from amalgamation, merger, or similar transaction involving the Corporation or any of its Affiliates (vested or unvested) made in connection with the Proposed Transaction on an 'in the money basis' attributable to such unvested Options at the then prevailing subscription price of the shares or adjusted if and to the extent that the Corporation considers it to be equitable and appropriate.
7.In any notice of election given by the Corporation under Section 5.5, the Corporation shall have the right to provide, among other things, that:

(a)	Altera shall only complete the issuance of any Shares subscribed for by the Participant;

(b)
the Participant shall be required to exercise a “cashless exercise” by applying a portion of the Participant's proceeds from the closing of the Proposed Transaction, if any, to the Exercise Price payable by that Participant for the exercise of his or her vested Options and issue the balance of the proceeds attributable to said vested Options to the Participant immediately prior to or contemporaneously with the completion of the

Proposed Transaction;

(c)
the Corporation may at its absolute discretion agree to compensate Participants from the proceeds of a Proposed Transaction for any unvested Options or any portion thereof by exchanging options to purchase shares in the capital of the acquirer or any corporation (vested or unvested) made in connection with the Proposed Transaction on an 'in the money basis' at the then prevailing subscription price of the shares or adjusted if and to the extent that the Corporation considers it to be equitable and appropriate or by such other means as the Corporation considers equitable and appropriate; and

(d)
in the event that the Corporation in good faith determines that the Proposed Transaction will not be completed, the notice of election of the Participant given under Section 5.6 be terminated, and in such event (i) any cash paid by the Participant to Altera will be returned to the Participant or (ii) any cash paid by the Corporation or any of its Affiliates to the Participant will be immediately returned to the Corporation or such Affiliate thereof and in either case the Option shall thereafter continue to be exercisable by the Participant in accordance with its terms.

8.in the event the Participant has not elected within the Prescribed Period to subscribe for Shares pursuant to Section 5.6(a) or receive a payment of shares or cash pursuant to Section 5.6(b) under the Option, or has not paid for Shares he or she has elected to subscribe for or if the Corporation has not exercised its right to proceed under Section 5.7(b) herein, the Participant will be deemed to have elected to receive such payment for its Option pursuant to Section 5.6(b).
9.If the Participant has elected or is deemed to have elected to receive payment in cash, and if no cash payment would be made pursuant to Section 5.6(b) because the relevant value or trading price determined under Section 5.6(b) is less than the applicable Exercise Price, then the Option will be deemed to have terminated at the end of the Prescribed Period, and the Corporation shall have no further obligations to the Participant with respect thereto.
10.For the purposes of this entire Section 5, the term “date of completion” means the date on which the sale, conveyance, corporate reorganization, acquisition or redemption contemplated by this entire Section 5 takes effect.
11.The provisions of Section 5.6 requiring the Participant to make an election to exercise the Option shall only be invoked with respect to all Participants generally and not with respect to one or more of the Participants and not other Participants. Upon the subscription and payment for Shares by the Participant or the payment of cash to the Participant by the Corporation or any of its Affiliates or the deemed termination of the Option under Section 5.9, all rights of the Participant under the Option will terminate.
12.Subject to Section 5.5 and 5.6, if Altera enters into, and is continued or survives as a result of any arrangement, amalgamation, merger or other similar transaction with one or more other companies or corporations, then and in each such case and to the extent that the Corporation considers it to be equitable and appropriate in its sole and absolute discretion, each Option granted hereunder may extend to cover the number, class and kind of shares or other obligations to which the Participant would have been entitled had the Option been fully exercised immediately prior to the date such amalgamation or merger becomes effective (whether or not such Option would otherwise have been fully exercisable) and the then prevailing subscription price of the shares or other obligations so covered shall be correspondingly adjusted if and to the extent that the Corporation considers it to be equitable and appropriate.

6	Vesting of Options
1.The vesting conditions of Options granted under this Plan are set out in the Options Record.
2.Notwithstanding the vesting period(s) set forth in the Options Record, in the event Altera, any of its Affiliates and/or their respective shareholders, as the case may be, receive or accept an offer to acquire the shares or substantially all of the assets of Altera or such Affiliate thereof, whether effected through an acquisition for cash or securities, and whether structured as a purchase, amalgamation, merger, or otherwise, the Corporation may, in its sole discretion, deal with the vesting of Options granted under this Plan in the manner that is equitable and appropriate in light of the circumstances of the such transaction.

7	Death or Long-Term Disability of Participant
If the employment of a Participant ends by death, or if such Participant is permanently disabled and receiving long-term disability benefits then:

1.	Any vested Option held by the Participant at the time of such event is exercisable for 180 days after such event;

2	Any unvested Option held by the Participant at the time of such event is cancelled; and

3.	The Corporation may permit, at its sole and absolute discretion, the exercise of an Option even though the Option had not vested at the time of the event under this Section 7 of this Plan.

8	Termination of Employment other than For Cause
If the employment of a Participant terminates for any reason other than for death, disability or Cause then:

1.	Any vested Option held by the Participant at the time of such termination is exercisable for 30 days after such event; and

2.	Any unvested Option held by the Participant at the time of the event is cancelled; and

3.	The Corporation may permit, at its sole and absolute discretion, the exercise of an Option even though the Option had not vested at the time of termination under this Section 8 of this Plan

9	Termination of Employment for Cause
Any vested or unvested Option held by the Participant at the time of termination for Cause are immediately forfeited and cancelled, without any further act on the part of the Corporation and without any consideration thereof to the Participant.

10	Order of Exercise
A Participant may exercise vested Options in any order in which they are received, regardless of the Date of Grant of the Options.

11	Termination of Option
1.Expiration of Exercise Period
Options shall expire on the date specified in the Options Record or on the date specified in Sections 7, 8, 9 or 11.2 as applicable and, in any event, the term of an Option shall not exceed six (6) years from the Original Grant Date as set out in the Options Record unless otherwise extended by the Corporation.
2.Bankrupt Participant
If a Participant becomes insolvent or bankrupt within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other applicable bankruptcy or insolvency legislation, any unexercised Option and any unvested Option held by such Participant shall immediately terminate and cease to be exercisable, without any further act on the part of the Corporation and without any consideration thereof to the Participant or its bankrupt estate.

12	General
1.Delivery of Shares
Any Shares to be issued to a Participant pursuant to the exercise of an Option shall be issued not later than 30 days after the date of exercise of the Option provided payment in full is received by Altera.
2.Consents
Any issue of Shares under this Plan shall be subject to applicable law and prior receipt of all necessary or appropriate consents, if any, of any governmental or regulatory authorities or agencies.
3.Option Not Transferable

1.
No Option shall be assignable or transferable by a Participant and any purported assignment or transfer of an Option shall be void and shall render the Option void, provided that in the event of death of a Participant, such Participant's legal personal representative may exercise the Participant's Option in accordance with Section 12.3(2)

2.
In the event that a Participant should die at any time during the term of such Participant's Option, the Option may then be exercised by his or her legal personal representative, to the same extent as if the Participant was alive subject to the terms of such Options set out in the Options Record and Section 7 hereof.

3.
Except as specifically provided in the foregoing sentence, no Option and none of the rights and privileges thereby conferred shall be transferred, assigned, pledged, hypothecated in any way or made the subject of any security of any kind whatever (whether by operation of law or otherwise), and no Option and none of the rights and privileges thereby conferred shall be subject to execution, attachment or similar process. Upon any attempt by a Participant to so transfer, assign, pledge, hypothecate, make subject to a security or otherwise dispose of an Option or any of the rights and privileges thereby conferred contrary to the provisions hereof, or upon the levy of any execution, attachment or similar process upon an Option or any of the rights and privileges thereby conferred, the Option and such rights and privileges shall immediately, be void, terminate without any consideration thereof to the Participant and cease to be exercisable.

4.Administration
This Plan shall be administered by the Corporation, which may prescribe rules and regulations respecting this Plan. Unless otherwise specified. the Corporation has the exclusive authority to interpret and construe this Plan and to determine all questions respecting this Plan or any Option. Any such interpretation, construction or determination shall be final, binding and conclusive for all purposes in respect of all persons affected thereby. The Corporation may take such other actions as it considers necessary or desirable in respect of this Plan.
5.Incapacity
If a person to whom Shares are to be delivered or a payment made under this Plan is a minor or is physically or mentally incapable of giving a valid receipt, delivery or payment may instead be made to a person having the legal care or custody of the person to whom delivery or payment is to be made and any such delivery or payment constitutes a complete discharge of the obligation to make such delivery or payment. Any delivery or payment so made shall be deemed to be a delivery or payment made to the person entitled to such delivery or payment.

Once such delivery or payment is made, no further claim may be made in respect of such delivery or payment by any person whatsoever against: (a) Altera; (b) any of Altera's Affiliates including the Corporation; (c) Altera's or any of its Affiliates' directors, officers, employees or agents, or (d) this Plan.
6.Amendment and Termination
Subject to the rules and policies of the Exchange, the Corporation may at any time by resolution amend, suspend or terminate this Plan in any manner whatsoever, except that no such amendment, suspension or termination shall adversely affect the terms of any Option previously granted and not yet exercised or expired, without the written consent of the affected Participants.
7.Approvals
This Plan and any amendments hereto shall be subject to the approval of the Corporation and any other approvals required by applicable law, regulation or the Exchange. Any Option granted prior to receipt of any such approval shall be conditional upon such approval being given and no Option may be exercised until such approval is given. Notwithstanding any other term of this Plan, neither Altera, nor any of its Affiliates including the Corporation, is obliged to take any action or to refrain from taking any action if such action (or refraining there from) would result in a breach of any applicable law, regulation, judgment, directive, rule, consent, approval, authorization, guideline, order or policy of any governmental or other regulatory authority.
8.No Fractional Shares
Under no circumstances shall Altera be obliged to issue any fractional Shares upon the exercise of an Option. To the extent that a Participant would otherwise have been entitled to receive, on the exercise or partial exercise of an Option, a fraction of a Share in any year, the Option shall be cancelled with respect to such fraction with no consideration thereof to the Participant.
9.Withholding
Whenever Altera proposes or is required to issue or transfer Shares pursuant to an Option, Altera shall have the right to cause the Corporation to withhold from salary payments or to require the recipient of such Shares to remit to the Corporation, an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements prior to the issuance of the Shares. Whenever under this Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements.